Exhibit 4.2

EXHIBIT "A"

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (the “First Amendment”) is executed effective the 18th day of April 2011, between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“PESI”), having a notice address of 8302 Dunwoody Place #250, Atlanta, Georgia 30350, and WILLIAM N. LAMPSON, an individual (“Lampson”), residing at 8308 Sunset Lane, Pasco, Washington; and ANNE RETTIG, the Personal Representative of the ESTATE OF DIEHL RETTIG, DECEASED, as successor in interest to DIEHL RETTIG, a deceased individual (the “Estate”), having a notice address of _____________________________ (Lampson and the Estate are individually called “Lender” and collectively called the “Lenders”).

W I T N E S S E T H :

WHEREAS, PESI has previously executed a Promissory Note dated May 8, 2009, in the principal face amount of $3,000,000 in favor of Lenders (the “Note”); and

WHEREAS, the parties hereto have entered into a certain First Amendment to the Original Agreement, dated of even date herewith (the “Amended Agreement”) and desire to amend the terms of the Note by the terms of this First Amendment in accordance with the Amended Agreement.

NOW THEREFORE, in consideration of the recitals, the modifications made in this First Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.           Defined Terms.  Except as otherwise defined herein, all terms defined in the Note will have the same meaning herein.

2.           Amendments.  The fourth paragraph of the Note, which begins with the phrase “Commencing on June 8, 2009, . . . ,” is hereby amended and restated in its entirety and to read as follows:

“As of April 8, 2011, the unpaid principal balance due under the Note is $990,499.87 (“Unpaid Principal Balance”).  Notwithstanding anything herein to the contrary, the Unpaid Principal Balance is due and payable by Borrower, as follows:

Commencing on May 8, 2011, and on the 8th day of each month thereafter, Borrower shall pay to the Lenders equal successive payments of principal in the amount of $82,541.65, plus interest accrued on the outstanding principal balance of the Note.  The entire unpaid principal balance of the Note and all accrued interest thereon is due and payable on April 8, 2012 (the “Maturity Date”).”

1.      Full Force and Effect.  Except to the extent amended hereby, all of the terms, covenants, and conditions contained in the Note will remain in full force and effect, unabated and uninterrupted.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/Ben Naccarato
Ben Naccarato, CFO

(“PESI”)

/s/William N. Lampson
WILLIAM N. LAMPSON, an individual

(“Lampson”)

THE ESTATE OF DIEHL RETTIG, DECEASED

By:	/s/Anne Rettig, personal rep for estate
Anne Rettig, Personal Representative of the
Estate of Diehl Rettig, Deceased

(the “Estate”)

(Lampson and the Estate are individually called
“Lender” and collectively called the “Lenders”)